                                 EXHIBIT #12

TERRA INDUSTRIES INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN 000'S)


                                                      1993             1992            1991           1990            1989
                                                   ----------       ----------      ----------     ----------     -----------

EARNINGS:

Income from continuing operations
before income taxes, extraordinary
items and cumulative effect of
accounting changes                                     $32,145        $18,186        $13,106        ($14,938)       ($ 4,953)

Add:
(a) Fixed charges per item (B) below                    22,483         17,237         20,701          24,297          23,438
(b) Minority interest in the income of
    over 50 percent owned subsidiaries
    which themselves have fixed charges                      0              0              0               0               0
(c) Amortization of previously
    capitalized interest                                     0              0              0               0               0
(d) Dividends of unconsolidated
    affiliates                                             537              0              0               0               0

Deduct:
(a) Interest capitalized during period                       0              0              0               0               0
(b) Undistributed income from
    unconsolidated affiliates                           (2,275)             0              0               0               0
                                                   -----------      ----------      ----------     ----------     -----------
                                                       $52,890        $35,423        $33,807         $ 9,359         $18,485
                                                   -----------      ----------      ----------     ----------     -----------
                                                   -----------      ----------      ----------     ----------     -----------
(B)  Fixed charges:
Interest on indebtedness, expense or
    capitalized                                        $12,944        $10,617        $14,352         $17,629         $17,643
Amortization of debt discount and
    expense and premium on
    indebtedness, expense or capitalized                   250             47             40              40              40
Portion or rents representative of the
    interest factor                                      9,289          6,573          6,309           6,628           5,755
Preferred dividend requirements of
    consolidated subsidiaries not
    eliminated in consolidation                              0              0              0               0               0
                                                   -----------      ----------      ----------     ----------     -----------
Fixed charges, for computation purposes                $22,483        $17,237        $20,701         $24,297         $23,438
                                                   -----------      ----------      ----------     ----------     -----------
Ratios of earnings to fixed charges                     2.352%         2.055%         1.633%          0.385%          0.789%
                                                   -----------      ----------      ----------     ----------     -----------
                                                   -----------      ----------      ----------     ----------     -----------
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